SUPERIORCLEAN, INC.
                  10011-123 St. NW, Suite 2303
               Edmonton, Alberta, Canada  T5N 1M9

June 20th, 2003

JDGI Corporation                          Tel: 336.659.8496
2990 Bethesda Place Road,                 Fax: 336.768.5139
Suite 603-D
Winston-Salem, North Carolina

VIA EMAIL & TELEFAX

Re:  Proposed Combination involving SuperiorClean, Inc and JDGI
Corporation

Gentlemen:

This Letter of Intent memorializes a proposal with respect to a proposed common stock purchase agreement by and between SuperiorClean, Inc., a Nevada corporation, ("Superior") and JDGI Corporation ("JDGI") and all of its shareholders. Superior and JDGI Corporation shall be collectively referred to herein as the "Parties" and each separately as a "Party". All other prior understandings between the parties are deemed null and void.

1.   The Stock Purchase Transaction

Structure.  The transaction will be structured as a Common  Stock
Purchase Agreement (the "Agreement") by Superior of all of the issued and outstanding stock of JDGI Corporation.

JDGI Corporation will receive from Superior, and Superior will issue to the shareholders of JDGI Corporation ("Shareholders") collectively 19,767,000 shares of common stock of Superior (the "Share Consideration") in exchange for the transfer of all the issued and outstanding shares of the Common Stock of JDGI Corporation ("JDGI Corporation's Shares") to Superior, the said shares constitute all of the issued and outstanding capital stock of JDGI Corporation, plus the additional consideration set forth below. NO CHANGE TO OR MODIFICATION OF THIS TRANSACTION STRUCTURE IS PERMISSIBLE. ONLY SUPERIOR COMMON STOCK SHALL BE ISSUED IN THIS TRANSACTION. NO PREFERRED SHARES, EXCHANGABLE SHARES, OPTIONS, WARRANTS, OR ANY OTHER SECURITY OR RIGHT TO PURCHASE ANY OTHER SECURITY SHALL BE ISSUED TO SHAREHOLDERS OF JDGI CORPORATION IN THIS TRANSACTION.

Other Consideration. JDGI Corporation will pay to Superior the following additional consideration [All amounts in this letter of intent being in US dollars]:

Cash consideration

$450,000 consideration ("Cash Consideration") with a payment schedule made as follows:

  - $35,000; payable on or before June 27th, 2003, payable as mutually agreed
  -  $35,000 payment will be made by wire transfer on July 7th, 2003,
  -  $80,000 payment will be made by wire transfer on July 28th, 2003,
  - $75,000 payment will be made by wire transfer upon an NASD market maker submitting an application to change the SUCN ticker symbol or 120 days from the date this letter of intent is signed, whichever is sooner


J.D. Guess _____ Initial                      A.Rotondi ______Initial

ALL OF WHICH CASH CONSIDERATION, IS NON-REFUNDABLE ( see exception below) after payment of the $35,000 first payment set forth above and any and all of which may be used at any time to satisfy debts and obligations of Superior and/or redeem shares held by shareholders of Superior. These cash funds shall be paid by JDGI Corporation on the dates set forth above in funds immediately available by wire transfer to an account or accounts designated by Superior. However, following the $35,000 second payment, Superior agrees not to negotiate a similar transaction with any other party for a period of 45 days after the execution of this letter of intent. If the Parties have not executed a definitive agreement within such 45 day period, Superior shall be free to pursue other acquisition opportunities without liability or obligation to JDGI Corporation. If Superior executes a letter of intent or agreement for a similar transaction with another party within the specified period, any monies paid by JDGI will be refunded back.
Note Consideration

Promissory notes issued on the execution of a definitive Share Purchase Agreement by JDGI Corporation in favor of Superior in the aggregate amount of $225,000 ("Loan Consideration") which may be used to satisfy debts and obligations of Superior and/or redeem shares held by shareholders of Superior, as follows: JDGI Corporation shall execute two (2) promissory notes, each in the amount of $112,500 (the "Notes"), bearing interest at the rate of 6% simple interest per annum. The Notes shall be paid in full, all principal and accrued interest, in 12 monthly installments starting from the execution of the definitive agreement, regardless of the date of closing of the definitive agreement. In addition to standard language, the Notes shall have the following terms and conditions:

[i] The Notes may assigned and may be used to satisfy debts and obligations of Superior and/or redeem shares held by shareholders of Superior, all without the consent of JDGI Corporation, and thereafter any payments due on the Notes shall be paid directly to such assignee[s]. The Notes may be pledged, sold, hypotheticated, or assigned by any assignee of Superior without consent of JDGI Corporation. All payments shall be made by wire transfer on the due date to accounts as specified by Superior or assignees of the Notes.

[ii] Holders of the Notes shall have the option at any time prior to the due date so long as there is no default to convert all unpaid principal and accrued interest into common shares of stock of Superior ("Superior Common Stock") at the rate of US$0.05 per share. This option may be exercised in whole or in part at any time prior to repayment of the Notes. If there is a default in the Notes, then Holders of the Notes shall have the option at any time the Notes are in default to convert all unpaid principal and accrued interest into shares of stock of Superior at the lower of (i) $0.05 per share; and (ii) the average trading price of Superior Common Stock for the twenty (20) day period immediately prior to the date of the option exercise notice from the Holders. This option may be exercised in whole or in part at any time the Notes are in default. Further, to the extent any shares are acquired under this option, the owners of these shares if the option is exercised collectively shall have a one time right to require that Superior register the shares for resale within 90 days of such request on a registration statement filed with the Securities Exchange Commission ("SEC") and kept effective until all such shares are resold, all at Superior's expense.

[iii] Payment of the Notes shall be personally guaranteed by all principals of JDGI Corporation, which guarantee shall be backed by a security interest in all of their issued and outstanding stock of Superior post-Closing.

[iv] Superior will be obligated to pay the outstanding Promissory
Notes before their due dates if they are successful in obtaining adequate funding once merger has been completed.

Name Change. Immediately following the Closing, Superior may change its name to JDGI Corporation (the "Name Change"). Shareholder consent will be required under a Schedule 14C filed with the SEC and relevant provisions of Nevada law. The Schedule 14C shall be filed with the SEC as required.



J.D. Guess _____ Initial                      A.Rotondi ______Initial

Board of Directors. On Closing, Aldo Rotondi and the current directors of JDGI Corporation; namely Mr. Jerry D. Guess, Dr. Herman G. Platt and Mrs. Mary W. Lyles will be elected or appointed to Superior Board of Directors. This will require the designation of additional directors and filing of a Schedule 14F with the SEC and the mailing of the Schedule 14F to shareholders of Superior 10 days prior to the date the new directors can take office.

Approval. On or before the Closing Date, each Party shall take all appropriate and necessary corporate action to authorize the transactions contemplated in this Letter of Intent and obtain all required approvals and consents to the Combination, including but not limited to approval by their respective Boards of Directors and approval by their shareholders, if necessary.

Capitalization.   Prior  to Closing, the issued  and  outstanding
share capital of Superior shall be adjusted as set out in Schedule A. After the Closing, the issued and outstanding share capital of Superior shall be as set out in Schedule A.

Restriction on issuance of shares under S-8 Registration Statement. Subsequent to the Closing Date of the definitive Agreement and for a period of 12 months thereafter, Superior shall not undertake and JDGI Corporation shall not cause Superior to undertake registration of more than 10% of the issued and outstanding shares of common stock on the Closing Date on Form S-
8. Superior will sign an on-going Reporting Consulting Agreement, consisting of 2,000,000 shares (See Schedule "A") for Stephen Brock, and Aldo Rotondi for on-going compliance with SEC and NASD requirements for a period of 12 months post Closing Date. This shall be binding upon Superior post closing. Consulting Contract with Airam Capital Group, Inc. At the close of merger JDGI will enter into a consulting agreement with Airam Capital Group, Inc.("ACG") whereby ACG will assist and introduce JDGI to an Investor Group for further funding of up to $2.5 million in ACG's Stock Loan Program.
Transferred Assets. All Franchise Assets of SuperiorClean set forth on Schedule C have been transferred to Micah Gautier, former officer, director and principal shareholder of Superior and no Schedule 14C filing with respect to same has been made with the SEC. Further, 10 days after the close of the business combination, JDGI will take an assignment of all the assets of J.D. Guess International Corporation excluding cash accounts and marketable securities.

Plan   of   Action.    Plan  of  action   regarding   roles   and
responsibilities, including payment of costs and expenses, after execution of this letter of intent follows as Schedule B.

Closing  Date.   The  Parties agree that  for  all  purposes  the
Closing Date of the transaction shall be deemed to be the date of delivery of the Notes.


2.   Due Diligence, Confidentiality, and Further Covenants

(a) From the date hereof, each Party will make available to the other Party and its authorized representatives for review their respective financial statements, books, records, corporate documents and other information as the other Party or its authorized representatives may reasonably request, and each Party shall have the opportunity to meet with attorneys, accountants and key personnel of the other Party to discuss the financial and business conditions of that other Party and to make such further investigations as may be deemed necessary and prudent. The
Parties agree to cooperate with each other in complying with these requests and providing such materials as the other Party may request.

(b) All confidential information which each Party or any of its officers, employees, agents, consultants, or representatives (the "Receiving Party"), may possess or may receive in the future pertaining to the business, affairs and financial or other condition of the other Party (the "Disclosing Party"), shall not be utilized, disclosed or made available to any other person or entity other than current members of the Board of Directors, officers, employees, agents, consultants, or representatives of either Party for their due diligence use under this Letter of Intent at any time without the express written consent of the Disclosing Party. Notwithstanding the foregoing, neither Party will be obliged to maintain confidentiality in respect of information that:



J.D. Guess _____ Initial                      A.Rotondi ______Initial

(i) is or becomes available in the public domain, other than by an act or omission of the Receiving Party or any employee, agent or other person acting for or on behalf of the Receiving Party;

(ii) is lawfully acquired by the Receiving Party from another source without restriction; or

(iii) is required to be disclosed by law or ordered to be disclosed by a court, administrative agency or other governmental body with jurisdiction over the parties, provided the Receiving Party will first have provided the Disclosing Party with prompt written notice of such required disclosure and will take reasonable steps to allow the Disclosing Party to seek a protective order with respect to the confidentiality of the information required to be disclosed. The Receiving Party will promptly co-operate with and assist the Disclosing Party in connection with obtaining such protective order, at the Disclosing Party's expense.

(c) Notwithstanding the foregoing, the Parties acknowledge and agree that:

(i) each Party shall, on or before Closing, make all such filings as may be required to be made by it under any applicable laws or regulations in order to consummate the transactions contemplated in this Letter of Intent;

(ii) each Party shall co-operate with the other Parties with respect to all such filings, including providing all information about the Party that such other Parties may require for such filings;

(iii) without limiting the generality of the foregoing, all reports required to be filed with the SEC shall be filed, containing such information as required by the SEC; and

(iv) all other public notices to third parties and all other publicity concerning the transactions contemplated by this Letter of Intent shall be jointly planned and co-ordinated by the Parties and no Party shall act unilaterally in this regard without the prior consent of the other Party, such approval not to be unreasonably withheld.


3.   Representations and Warranties

      (a) JDGI Corporation hereby represents and warrants to Superior as follows and acknowledges that Superior is relying on these representations and warranties in entering into this Letter of Intent and performing its obligations hereunder.

Due Incorporation - JDGI Corporation is a corporation duly incorporated and validly existing under the laws of the State of North Carolina.

Capacity and Due Authorization - JDGI Corporation has the power and capacity and good and sufficient right and authority to enter into this Letter of Intent on the terms and conditions herein set forth, to perform its obligations under this Letter of Intent. The execution and delivery of this Letter of Intent and the completion of the transactions contemplated herein has been duly and validly authorized by all necessary corporate action on the part of JDGI Corporation.




J.D. Guess _____ Initial                      A.Rotondi ______Initial

Absence of Conflict - JDGI Corporation is not a party to, bound or affected by any agreement which would be violated, breached or terminated by, or which would result in creation or imposition of any encumbrance upon any of the shares or assets of JDGI Corporation as a consequence of the execution and delivery of this Letter of Intent or the consummation of the transactions contemplated in this Letter of Intent. The consummation of transactions contemplated herein do not and will not conflict with, or result in a breach of, or constitute a default under the terms or conditions of any constating documents of JDGI Corporation, any court or administrative order or process, any agreement or instrument to which JDGI Corporation is party or by which it is bound.

Regulatory Approvals - Except as set out in Schedule B attached hereto, no governmental or regulatory authorization, approval, order, consent or filing is required on the part of JDGI
Corporation in connection with the execution, delivery and performance of this Letter of Intent and the performance of JDGI Corporation's obligations under this Letter of Intent.

Share  Capital - The authorized and issued share capital of  JDGI
Corporation  is  as set out in the financial statements  of  JDGI
Corporation attached hereto as Schedule D.

No Options - Except as set out in Schedule D, no third party has any agreement, warrant, option or right, or a right capable of becoming an agreement to acquire control of JDGI Corporation, to acquire all or substantially all of the assets of JDGI Corporation, or to carry out a business combination with JDGI Corporation and there are no shareholder agreements between or among shareholders of JDGI Corporation except as set forth in Schedule E.

Permits - To the best of its knowledge, JDGI Corporation has obtained all permits, certificates, approvals, registrations and licenses which are required for the operation of its business as it is presently being conducted, and no violations thereof have been experienced, noted, or recorded, and no proceeding is pending or threatened to revoke or limit any of them.

Subsidiaries - JDGI Corporation has no subsidiary companies.

Financial Statements - JDGI Corporation's financial statements attached hereto as Schedule H are substantially true and correct in every material respect and present fairly the financial position of JDGI Corporation and the results of its operations for the periods then ended, in accordance with Canadian GAAP applied on a consistent basis.

Assets and Liabilities - JDGI Corporation has no assets or liabilities except as set out in its financial statements attached hereto as Schedule H.

No Material Changes - Since the end of the period reported on in JDGI Corporation's Financial Statements, JDGI Corporation has carried on its business in the ordinary course of business and there have been no material adverse changes.

Bankruptcy / Liquidation - No proceedings have been taken, are pending or have been authorized, and no receiver or trustee has been appointed for JDGI Corporation by JDGI Corporation or by any other person in respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of JDGI Corporation.

Litigation - Except as set forth in Schedule I, there are no judgments, decrees, injunctions, rulings or orders of any court, arbitrator, federal, provincial, state, municipal or other governmental authority, department, commission, board, bureau or agency, or any actions, suits, grievances or proceedings (whether or not on behalf of JDGI Corporation) commenced, pending or threatened against or relating to JDGI Corporation which may result in the imposition of a encumbrance on the shares or assets of JDGI Corporation, impose material liabilities on JDGI Corporation, or which may prevent, delay, make illegal or otherwise interfere with the consummation of the transactions contemplated in this Letter of Intent.



J.D. Guess _____ Initial                      A.Rotondi ______Initial

      (b) Superior hereby represents and warrants to JDGI Corporation as follows and acknowledges that JDGI Corporation is relying on these representations and warranties in entering into this Letter of Intent and performing its obligations hereunder:

Due Incorporation - Superior is a corporation duly incorporated and validly existing under the laws of the State of Nevada.

Capacity and Due Authorization - Superior has the power and capacity and good and sufficient right and authority to enter into this Letter of Intent on the terms and conditions herein set forth, to perform its obligations under this Letter of Intent. The execution and delivery of this Letter of Intent and the completion of the transaction contemplated herein has been duly and validly authorized by all necessary corporate action on the part of Superior.

Absence of Conflict - Superior is not a party to, bound or affected by any agreement which would be violated, breached or terminated by, or which would result in creation or imposition of any Encumbrance upon any of the shares or assets of Superior as a consequence of the execution and delivery of this Letter of Intent or the consummation of the transactions contemplated in this Letter of Intent. The consummation of transactions contemplated herein do not and will not conflict with, or result in a breach of, or constitute a default under the terms or conditions of any constating documents of Superior, any court or administrative order or process, any agreement or instrument to which Superior is party or by which it is bound.

Regulatory Approvals - Except for required SEC filings, no governmental or regulatory authorization, approval, order, consent or filing is required on the part of Superior in connection with the execution, delivery and performance of this Letter of Intent and the performance of Superior's obligations under this Letter of Intent.

Reporting Issuer Status - Superior is a reporting JDGI Corporation in the United States under U.S. Securities Law, but is not a "reporting issuer" in any province or territory of Canada, as that term is defined under Canadian securities law (the foregoing state of affairs being hereinafter known as the "Reporting Issuer Status").

Listing Status - The common shares of Superior are quoted for trading on the Bulletin Board under the symbol "SUCN". Superior is in good standing with the Bulletin Board and is not in default under any of its rules, policies or by-laws (the foregoing state of affairs being hereinafter known as the "Listing Status").

Financial Statements - Superior's audited financial statements as filed with the SEC ["Superior Financial Statements"] are substantially true and correct in every material respect and present fairly the financial position of Superior and the results of its operations for the periods then ended, in accordance with U.S. GAAP applied on a consistent basis.

Assets and Liabilities - Superior has no assets or liabilities except as set out in Superior Financial Statements.

No Options - Except as set out in this Letter of Intent or SEC filings, no third party has any agreement, warrant, option or right, or a right capable of becoming an agreement for the purchase of any issued or unissued shares of Superior or securities convertible into such shares, or to require Superior to convert or exchange any securities into or for shares in the capital of Superior, or to purchase, redeem or otherwise acquire any of the issued and outstanding shares in the capital of Superior.

Permits - To the best of its knowledge, Superior has obtained all permits, certificates, approvals, registrations and licenses which are required for the operation of the business presently being carried on by it, and no violations thereof have been experienced, noted, or recorded, and no proceeding is pending or threatened to revoke or limit any of them.



J.D. Guess _____ Initial                      A.Rotondi ______Initial

No Material Changes - Since the end of the period reported on in Superior's Financial Statements, Superior has carried on its business in the ordinary course of business and there have been no material adverse changes except as otherwise noted in the Letter of Intent or in Superior's SEC filings.

Bankruptcy / Liquidation - No proceedings have been taken, are pending or have been authorized, and no receiver or trustee has been appointed for Superior by Superior or by any other person in respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of Superior.

Litigation - There are no judgments, decrees, injunctions, rulings or orders of any court, arbitrator, federal, provincial, state, municipal or other governmental authority, department, commission, board, bureau or agency, or any actions, suits, grievances or proceedings (whether or not on behalf of Superior) commenced, pending or threatened against or relating to Superior which may result in the imposition of a Encumbrance on Superior Shares, impose material liabilities on Superior, or which may prevent, delay, make illegal or otherwise interfere with the consummation of the transactions contemplated in this Letter of Intent.

Taxes - Superior is not in arrears or in default in respect of the payment of any applicable taxes or the filing of any required tax return.


4.   Indemnification

JDGI Corporation will agree to indemnify and hold harmless Superior and its officers, directors, agents, servants and employees with respects to all losses arising out of any breach of representation, warranty or covenant of JDGI Corporation made pursuant to the agreement, including, without limitation, any representation or warranty with respect to the existence of litigation or threatened litigation which may effect the Assets, as well as in connection with any fund raising by JDGI Corporation after the date of the execution of this letter of intent. If JDGI Corporation engages in any fund raising activities, it will include the following disclosure to potential investors and will furnish evidence of compliance therewith to Superior prior to closing:

SuperiorClean Not Responsible or Liable

Neither SuperiorClean, Inc., nor any of its officers directors, agents, servants or employees or any of their law firms, accounting firms, or other third party has conducted any due diligence review of JDGI Corporation or its business and affairs or is responsibly for any disclosures about JDGI Corporation, written or oral, made by JDGI Corporation or its management in connection with this offering, including but not limited to any letter of intent between SuperiorClean and JDGI Corporation. Any information made available to you and any other documents furnished to you have been prepared solely by JDGI Corporation or from information furnished by JDGI Corporation. JDGI Corporation has agreed to indemnify and hold harmless SuperiorClean, Inc., and any of its officers directors, agents, servants or employees or any of their law firms, accounting firms, or other third party for any claim, loss, damage or liability incurred as a result of violation of Canadian, US federal or state securities laws in connection with the disclosure obligations thereof or otherwise as they apply to this offering. Notwithstanding the preparation of any documents or agreements related to JDGI Corporation or this investment, neither SuperiorClean nor any law firm has rendered any legal or other opinions or representations concerning any aspect of JDGI Corporation's business and affairs, including ,but not limited to, the validity or enforceability of any contract, agreement or obligation related to JDGI Corporation's business or to an investment in JDGI Corporation or the accuracy or adequacy of disclosure furnished to you in connection with this investment. In purchasing the securities, you acknowledge and agree that JDGI Corporation is solely responsible for all disclosures to you concerning this investment, that SuperiorClean, Inc., and any of its officers directors, agents, servants or employees or any of their law firms has no direct or indirect responsibility for any information in the information made available you or otherwise furnished to you or for any other matter related to this offering, and the no legal opinions have been rendered by any counsel. For value received, including the release of the securities to you upon acceptance of your subscription and other good and valuable consideration, you release and indemnify and hold harmless SuperiorClean, Inc., and any of its officers directors, agents, servants or employees or any of their law firms from any claim, loss, liability or damage from any matter related to your investment hereunder.



J.D. Guess _____ Initial                      A.Rotondi ______Initial

Superior will agree to indemnify and hold harmless JDGI Corporation with respect to all losses arising out of any breach of any representation, warranty or covenant of Superior made pursuant to the Agreement. The definitive Agreement will contain a comprehensive indemnity.

5.   Assignability

       This   Letter  of  Intent  shall  not  be  assignable   or
transferable by either Party.

6.   Governing Laws

      The validity and interpretation of this Letter of Intent shall be governed by and construed in accordance with the laws of the State of Nevada. The parties to this Letter of Intent agree that any litigation arising out of the terms of the proposed Merger set forth herein shall be commenced in courts located in the State of Nevada, Clark County. All parties consent to the exclusive jurisdiction and venue of the federal and state courts located in Clark County with respect to any action arising under this Letter of Intent.


7.   Amendment

     This Letter of Intent shall be amended only with the written consent of the Parties.


8.   Counterparts

       This Letter of Intent may be executed in multiple counterparts by original or facsimile signature, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.


9.   Brokers' or Finders' Fees

     Each Party shall indemnify and hold the other Party harmless from any claim for brokerage or finders' fees arising out the transactions contemplated hereby by any person claiming to have been engaged by either Party.


10.  Expenses

      Except as provided herein, JDGI Corporation shall bear all own expenses in connection with the preparation for the consummation of the transaction contemplated by this Letter of Intent, including but not limited to those set forth on Schedule D.




J.D. Guess _____ Initial                      A.Rotondi ______Initial

12.  No Binding Effect

      Except with respect to the non-refundable deposits and the obligations to pay expenses set forth on Schedule D, the understandings contained herein (i) do not constitute a binding agreement between the Parties hereto but merely express their intent with respect thereto and (ii) shall only become binding when a definitive agreement is executed and the transactions contemplated hereby have been approved by each of the Parties.

      The foregoing Letter of Intent is accepted, approved and agreed to by Superior Clean, Inc. this 20th day of June, 2003.



                         SUPERIORCLEAN, INC.

                         By: /s/ Aldo Rotondi
                            -------------------------
                         Name: Aldo Rotondi
                         Title:    President




     The foregoing Letter of Intent is accepted, approved and agreed to by JDGI Corporation this 20th day of June, 2003



                         JDGI CORPORATION

                         By: /s/ Jerry D. Gaines
                            -------------------------
                         Name:     Jerry D. Guess
                         Title:    Chief Executive Officer


























J.D. Guess _____ Initial                      A.Rotondi ______Initial

                         Schedule   "A"

Superior Shares as of April 30, 2003         Superior Shares at Closing
------------------------------------         -------------------------------
A. Rotondi           2,500,000               A. Rotondi          1,000,000
Nevada Fund          2,500,000               Nevada Fund         1,000,000
A. Rotondi             500,000               A. Rotondi            500,000
S. Brock               500,000               S. Brock              500,000
Mike Williams          250,000               Mike Williams         250,000
                   -----------------                          --------------
Mike Stapleton         100,000               Mike Stapleton        100,000
Terence Chanon          50,000               Terence Chanon         50,000
Others               3,189,000               Others              3,189,000
------------------------------------         -------------------------------
Total Shares         9,589,000                Total Shares       6,589,000

-------------------------------------------------------------
 TOTAL SHARES POST MERGER                    26,356,000

 Ownership Percentage Post
 Original JDGI Corporation Shareholders %         80.00%
 Original Superior Shareholders %                 20.00%
-------------------------------------------------------------




















J.D. Guess _____ Initial                      A.Rotondi ______Initial

                          Schedule  "B"

ACTION                                               DONE BY      PAID BY*
-----------------------------------------------      ---------    -----------

Execute LOI                                          Both
-----------------------------------------------      ---------    -----------
Prepare and file 8-K                                 Pubco        Private
-----------------------------------------------      ---------    -----------
Prepare definitive share exchange agreement          Pubco
-----------------------------------------------      ---------    -----------
Prepare schedules to definitive share exchange       Both
agreement
-----------------------------------------------      ---------    -----------
Board approval of definitive share exchange          Both
agreement
-----------------------------------------------      ---------    -----------
Execute definitive share exchange agreement          Both
-----------------------------------------------      ---------    -----------
Prepare and file 8-K                                 Pubco        Private
-----------------------------------------------      ---------    -----------
Shareholder notice, consent and dissenter rights     Private      Private
-----------------------------------------------      ---------    -----------
Prepare and file Schedule 14F for change in          Pubco        Private
majority of board - must file 10 days before
closing
-----------------------------------------------      ---------    -----------
When 10 days is up, notify transfer agent to         Pubco        Private
mail 14F
-----------------------------------------------      ---------    -----------
If share exchange agreement calls for any action     Pubco        Private
requiring shareholder vote of Pubco, i.e. - name
change, change in capital structure, etc. - must
file 20 days before closing
-----------------------------------------------      ---------    -----------
Close share exchange                                 Both
-----------------------------------------------      ---------    -----------
Officers and directors of Pubco resign and new       Both
directors and officers installed
-----------------------------------------------      ---------    -----------
Execute any other agreements required under          Pubco        Private
share exchange, i.e. MCS contract, Investor
Relations, promissory notes, etc.;
Also related SEC filings, such as S-8
-----------------------------------------------      ---------    -----------
Prepare and file 8-K                                 Pubco        Private
-----------------------------------------------      ---------    -----------
Notice to transfer agent to issue stock - Note:      Pubco        Private
all stock issued in share exchange is restricted
under 144; holding period starts day of closing
-----------------------------------------------      ---------    -----------
POST CLOSING
Private assumes all debts and obligations of         Pubco        Private
Pubco
-----------------------------------------------      ---------    -----------
File 8-K with audit of private and pro forma         Pubco        Private
financials as required by the SEC no more than
75 days after closing
-----------------------------------------------      ---------    -----------
File 13G's for more than 5% beneficial owners        Pubco        Private
-----------------------------------------------      ---------    -----------
File Form 3's for all officers, directors and 5%     Pubco        Private
stockholders
-----------------------------------------------      ---------    -----------
Continue filing periodic and annual reports with     Pubco        Private
SEC
-----------------------------------------------      ---------    -----------
BBX listing application                              Pubco        Private
-----------------------------------------------      ---------    -----------
Secure outside director                              Pubco        Private
-----------------------------------------------      ---------    -----------
Establish audit committee and audit committee        Pubco        Private
charter and procedures

Pubco = SuperiorClean

Private = JDGI Corporation




J.D. Guess _____ Initial                      A.Rotondi ______Initial